                                                  EXHIBIT B

                   Total Compensation
Name of Recipient  Received in 1999(A)       Estimated Compensation (B)
-----------------  -------------------     ------------------------------
                                        2000     2001     2002
                                        ----     ----     ----

Cynthia A. Arcate

Ralph E. Loomis

Joseph P. Newman

Robert G. Seega

Pamela A. Viapiano

Geraldine M. Zipser

      (Filed under confidential treatment pursuant to Rule 104(b))


(A)Does not include incentive compensation, if any, for 1999, which amount is not determined at this time. Includes bonuses paid to recipient in calendar year 1999 and contributions made to 401(K) plan and excludes health insurance amounts and dependent care spending and health care spending allowances paid by employee and amounts reported to the IRS as taxable compensation re: life insurance and other fringe benefits.

(B)  Does not include an estimate of incentive compensation.



                              Total Amount of Routine Expenses
   Name                           Charged to Client in 1999
   ----                       --------------------------------

Cynthia A. Arcate                                $20,357

Ralph E. Loomis                                  $23,728

Joseph P. Newman                                  $6,704

Robert G. Seega                                  $10,951

Pamela A. Viapiano                                $8,764

Geraldine M. Zipser                               $3,808
